EXHIBIT 23 - Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-8 (File No. 333-89994, File No. 333-87534, File No. 33-30473, File No. 33-42615, File No. 333-81163, File No. 2-20604, File No. 2-56744, and File No. 333-80971, and File No. 333-118504) of The Dixie Group, Inc. of our reports dated February 24, 2005, with respect to the consolidated financial statements and schedule of The Dixie Group, Inc., and with respect to The Dixie Group, Inc. management's assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of The Dixie Group, Inc., included in this Annual Report (Form 10-K) for the year ended December 25, 2004.

ERNST & YOUNG LLP

Chattanooga, Tennessee

March 4, 2005